EXHIBIT 16.1

Consent Letter

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:
China Water Group, Inc.

Dear Sir/Madam:

We have read the statements in Item 4.01 included in the Form 8-K of China Water Group, Inc. dated July 23, 2008 as they apply to us and are in agreement with the statements. We have no basis to agree or disagree with any other statements contained therein.

Very truly yours,

/s/ PKF CPA, Hong Kong

PKF CPA, HongKong

July 23, 2008